Exhibit 99.1

Earthstone Energy, Inc. Provides an Operations
and Capital Expenditures Update

The Woodlands, Texas, November 2, 2015 – Earthstone Energy, Inc. (NYSE MKT: ESTE) (“Earthstone” or the “Company”), today provided an operations and capital expenditures update.

Acreage Update

During the third quarter of 2015, the Company acquired a 33% operated interest in approximately 1,650 gross acres, in southern Gonzales County, Texas, which supports 16 additional gross Eagle Ford Locations.  This acreage, along with other recent acquisitions in the area, has been de-risked by numerous offsetting Eagle Ford wells operated by EOG Resources, Inc. and Marathon Oil Corporation and is economic in the current commodity price environment.

When combined with acquisitions completed in June 2015, which were previously disclosed in a press release dated July 13, 2015, the Company has acquired a total of 3,026 gross / 1,180 net acres in Karnes and southern Gonzales Counties, Texas, with working interests ranging from 33% to 50% in at least 33 identified future gross drilling locations.

The below table summarizes the Company’s operated Eagle Ford and Austin Chalk position by development area.

Development Area (County)	Fayette / N. Gonzales	S. Gonzales / Karnes	Operated Total
Operated / Non-Operated	Operated	Operated
Gross / Net Acres	36,849 / 18,395	3,026 / 1,180	39,875 / 19,575
% HBP	49%	53%	49%
Producing Wells (Gross / Net)
Eagle Ford	60 / 27.2	--	60 / 27.2
Austin Chalk	9 / 4.1	2 / 1.0	11 / 5.1
Future Gross Drilling Locations
Eagle Ford	230	33	263
Austin Chalk	8	--	8

Drilling and Completions Update

During the third quarter of 2015, we drilled four gross Eagle Fords wells in northern Gonzales County—two wells in our Matthews South Unit (850 gross acres; 50% working interest) and two wells in our Matthews North Unit (700 gross acres; 50% working interest).  Both wells in the Matthews South Unit were put on production in October and both wells in the Matthews North Unit are expected to come on line in early November 2015.  Drilling costs to total measured depth including casing for our two most recent wells at Matthews North averaged $2.5 million per well, with lateral lengths available for completion of 7,610 and 8,705 feet. Two wells in each unit will hold all unit acreage and allow for two to three additional wells to be drilled in each unit in the future.  Completion costs for these recent wells are expected to average between $105,000 and $108,000 per stage. The Company is targeting $100,000 per stage for continuing operations.

As discussed in prior updates, we will intentionally produce these wells on a managed pressure and choke basis in order to minimize initial reservoir pressure declines, and, we believe, ultimately increase reserve recoveries. We will produce these wells on small 10/64 and 12/64 chokes. While this approach will initially restrict production below well capability, after about 60 days we expect production to “cross-over” and exceed production profiles from older wells that were initially produced on larger chokes.

The Company is currently drilling the four-well Boggs Unit in Karnes County (350 acres; 33% working interest), with production from all four wells expected to begin in January 2016. Lastly, one Austin Chalk well in Fayette County was brought on line in July 2015.

Updated 2015 Capital Expenditures Budget

We are reducing our 2015 capital expenditures budget (excluding acquisitions) from $90.0 million to $80.0 million.  This decrease is largely due to drilling and completion efficiencies achieved and deferral of certain expenditures, offset by incremental leasing, in our operated Eagle Ford drilling program where we expect to spud 10 gross wells and complete 13 gross wells this year.  In addition, the Company has spent $7.5 million to acquire acreage and producing wells in Karnes and southern Gonzales Counties.  We anticipate meeting our full year production guidance of 4,200 to 4,600 barrels of oil equivalent per day.

Capital Expenditures	$ millions	Number of Gross Wells Spudded	Number of Gross Wells On Line
Drilling and Completion:
Operated Eagle Ford	45.0	10	13
Non-Operated Bakken	13.5	28	34
Non-Operated Eagle Ford	8.5	0	12
Operated Austin Chalk	5.5	2	2
Land	7.5
Subtotal	80.0
Acquisitions	7.5
Total	87.5	40	61

Management Comments

Frank A. Lodzinski, Chairman, President and Chief Executive Officer of Earthstone Energy, Inc. commented, “While the price environment remains challenging, we continue to take advantage of our clean balance sheet and liquidity to convert existing acreage to held-by-production (“HBP”) status and therefore preserve the majority of our acreage for future development and also selectively expand our acreage and drilling inventory.  We have continued to drill and complete wells with a clear focus to minimize capital expenditures, maintain production within guidance, and turn acreage into HBP status. Our recent acquisitions in southern Gonzales and Karnes Counties were purchased at attractive prices. We are currently drilling four wells in our Boggs Unit (33% working interest) in Karnes County.  Our other new acreage is HBP or has significant remaining leasehold term (June 2017 through April 2018) so that near-term drilling is optional. Our managed pressure/choke approach allows us to add production and capture acreage while deferring added expenditures associated with artificial lift and other surface facilities. In addition, we believe this approach will result in added recoveries. Certain larger companies have recently announced similar practices. We expect to end the year with a frac inventory of 12 wells. While we intend to continue to run one rig, we may consider suspending drilling if low commodity prices persist. In that event, we forecast that we can spend within internally generated cash flow in 2016 and keep production relatively flat with our fourth quarter of 2015 exit rate by completing our frac inventory and adding artificial lift where needed. Finally, we continue to focus on other asset and corporate opportunities and intend to be acquisitive in the near-term, provided valuations are reasonable and accretive to shareholders.”

About Earthstone Energy, Inc.

Earthstone Energy, Inc. is a growth-oriented independent oil and gas exploration and production company engaged in the development and acquisition of oil and gas reserves through an active and diversified program that includes the acquisition, drilling and development of undeveloped leases, purchases of reserves, and exploration activities, with its current primary assets located in the Eagle Ford trend of south Texas and in the Williston Basin of North Dakota and Montana. Earthstone is traded on NYSE MKT under the symbol “ESTE.” The Company’s corporate headquarters is located in The Woodlands, Texas.  Additional information can be found at www.earthstoneenergy.com.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. The forward-looking statements include statements about future operations, expansion of production and development acreage, increased cash flow, earnings and assets and access to capital. Forward-looking statements are based on current expectations and assumptions and analyses made by Earthstone and its management in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances. However, whether actual results and developments will conform to expectations is subject to a number of material risks and uncertainties, including but not limited to: the risks of the oil and gas industry (for example, the recent rapid, significant decline in oil prices and operational risks in exploring for, developing and producing crude oil and natural gas); risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future oil and gas prices, production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather; inability of management to execute its plans to meet its goals; unavailability of gathering systems, pipelines and processing facilities; and the possibility that government policies may change. Earthstone’s annual report on Form 10-K for the year ended December 31, 2014, quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Earthstone’s business, results of operations, and financial condition. Earthstone undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Contact:

Neil K. Cohen

Vice President, Finance, and Treasurer

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, TX 77380

281-298-4246